Exhibit 99.1

Cristian Massacesi, M.D., Joins Bristol Myers Squibb as Executive Vice President, Chief Medical Officer and Head of Development

Dr. Massacesi will join BMS August 1 and serve on the Executive Leadership Team

Samit Hirawat, M.D., Executive Vice President, to step down from his role on August 1 and will depart BMS on November 1

PRINCETON, N.J., [BUSINESS WIRE] – Bristol Myers Squibb (NYSE: BMY) today announced the appointment of Cristian Massacesi, M.D., as Executive Vice President, Chief Medical Officer, and Head of Development, effective August 1, 2025. In this role, Dr. Massacesi will oversee the company’s early-stage and late-stage product development across all therapeutic areas.

“We are thrilled to welcome Cristian to Bristol Myers Squibb,” said Christopher Boerner, Ph.D., board chair and chief executive officer, Bristol Myers Squibb. “His deep scientific expertise, strong focus on clinical execution and proven track record of regulatory approvals will be instrumental as we continue to advance our pipeline and deliver breakthrough medicines to even more patients around the world. Cristian also has a very strong track record of building and developing world-class teams.”

“I am on a mission to discover new medicines - unlocking innovative approaches to researching and treating challenging diseases so that one day, no patient will hear that all options have been exhausted. I am excited to join BMS in this shared purpose, with its storied history, vast pipeline across therapeutic areas, exceptional reputation, and culture deeply committed to making a difference,” said Dr. Massacesi.

Samit Hirawat, M.D., Bristol Myers Squibb’s Executive Vice President, Chief Medical Officer, and Head of Development for the past six years, is stepping down to pursue new professional opportunities. Dr. Hirawat will transition from his current role, effective August 1, 2025, and will remain an advisor to the Company through November 1, 2025, to ensure a seamless transition.

Boerner continued, "We sincerely thank Samit for his leadership and dedication to innovative drug development at BMS over the past six years. Under his guidance, we have advanced groundbreaking science that has culminated in the approval of many new products across oncology, hematology, immunology, cardiovascular, and neuroscience. His commitment and visionary approach have driven our progress and positioned us at the forefront of impactful medical innovation."

About Cristian Massacesi, M.D.

Dr. Massacesi began his career in the healthcare field as a medical oncologist, bringing the ethos of putting patients first into his more than 20 years of global biopharmaceutical experience. He has a proven track record of advancing breakthrough science from early through late-stage development and global regulatory approvals, inspiring and encouraging his teams to identify novel strategies and take smart risks.

He most recently served as Chief Medical Officer of AstraZeneca and Alexion and as Oncology Chief Development Officer at AstraZeneca, where he led a global organization of more than 3,000 employees. Under his leadership, AstraZeneca advanced over 150 clinical studies and secured multiple regulatory approvals. Prior to his tenure at AstraZeneca, Dr. Massacesi held senior R&D positions at Pfizer and Novartis, where he oversaw development programs across solid tumors and hematologic malignancies.

Dr. Massacesi will be based in Princeton, New Jersey, and report directly to Christopher Boerner, Ph.D., Board Chair and CEO of Bristol Myers Squibb.

About Bristol Myers Squibb: Transforming Patients' Lives Through Science

At Bristol Myers Squibb, our mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. We are pursuing bold science to define what's possible for the future of medicine and the patients we serve. For more information, visit us at BMS.com and follow us on LinkedIn, X, YouTube, Facebook and Instagram.

###

corporatefinancial-news

Media Inquiries:
media@bms.com

Investors:
investor.relations@bms.com